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EXHIBIT 99.5(s)

Addendum to Portfolio Management Agreement
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                 ADDENDUM TO THE PORTFOLIO MANAGEMENT AGREEMENT

          The Portfolio Management Agreement ("Agreement") made the 17th day of January, 1989, and amended April 22, 1992 and October 18, 1994, between Pacific Life Insurance Company ("Pacific Life"), a life insurance company domiciled in California, Bankers Trust Company ("BTC", "Portfolio Manager"), and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Addendum to the Portfolio Management Agreement, which is dated as of ___________________, 1998.

          WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company; and

          WHEREAS, the Fund offers shares in several Portfolios, one of which is designated the Equity Index Portfolio (referred to as a "Series" in the Agreement and hereinafter referred to as a "Portfolio"); and

          WHEREAS, pursuant to the Agreement, Pacific Life and the Fund have appointed BTC as Portfolio Manager to the Equity Index Portfolio and BTC has accepted such appointment; and

          WHEREAS, the Fund intends to establish an additional Portfolio to be designated as the Small-Cap Index Portfolio ("the Portfolio"); and

          WHEREAS, the Pacific Life and the Fund desire to appoint BTC as Portfolio Manager to the Portfolio under the provisions set forth in the Agreement and in this Addendum; and

          WHEREAS, the Portfolio Manager is willing to accept such appointment;

          NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

          1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Portfolio Manager to act as Portfolio Manager with respect to the Small-Cap Index Portfolio which, in addition to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including section four
          (4), "Compensation", as amended by this Addendum.

          2. Section four (4) ("Compensation") of the Agreement is amended
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          by replacing the first paragraph with the following language:

               "4. Compensation.  For the services provided, Pacific Life will
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          pay a quarterly fee in advance to BTC, based on the combined average daily net assets of the Portfolios at the beginning of each calendar quarter, at an annual rate of .08% of the first $100 million of the Portfolios' net assets, reduced to .04% on the next $100 million of the Portfolios' net assets, and further reduced to .02% of the
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          Portfolios' net assets over $200 million. This fee is subject to a minimum annual fee of $100,000 payable at the end of each calendar year.

     This Addendum shall take effect on _________________, 1998.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first indicated above.


                                         PACIFIC LIFE INSURANCE COMPANY


Attest:    /s/ Audrey L. Milfs           By:     /s/ Thomas C. Sutton
----------------------------------          -----------------------------------
Title:     Secretary                     Title:  Chairman of the Board and
                                                 Chief Executive Officer

                                         BANKERS TRUST COMPANY



Attest:                                  By:     /s/ Frank Salerno
-----------------------------------         -----------------------------------
Title:                                   Title:  Managing Director


                                         PACIFIC SELECT FUND


Attest:    /s/ Audrey L. Milfs           By:     /s/ Thomas C. Sutton
-----------------------------------         -----------------------------------
Title:     Secretary                     Title:   Chairman of the Board, Trustee
                                                  and President